Exhibit 99:

An Attractive Franchise Combination Investor Presentation July 30, 2003

This presentation contains forward looking statements with respect to the financial condition, results of operations and business of Southern Community Financial Corporation ("SCMF") and The Community Bank ("Community Bank") and assuming the consummation of the transaction, a combined SCMF and Community Bank, including statements relating to: (i) the cost savings and revenue enhancements and accretion to reported that will be realized from the merger; and (ii) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized or realized within the expected time; (ii) revenues following the merger are lower than expected; (iii) competitive pressure among depository institutions increase significantly; (iv) the integration of the business of SCMF and Community Bank costs more, takes longer or is less successful than expected; (v) the cost of additional capital is more than expected; (vi) changes in the interest rate environment reduces interest margins; (vii) general economic conditions, either nationally or in the state in which the combined company will be doing business, are less favorable than expected; (viii) legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and (ix) changes may occur in the securities market. Neither SCMF nor Community Bank assume any obligation to update forward looking statements. Forward Looking Statement

Transaction Summary

Transaction: Merger between The Community Bank and SCMF Implied Transaction Price: $47.45 per Community Bank share Transaction Value: Approximately $76 million Stock Component to Shareholders: Approximately 6,400,000 shares Cash Component to Shareholders: Approximately $15.2 million Cash/Stock Election: Cash/stock election procedure subject to proration Consideration Mix: Approximately 80% stock / 20% cash Walk-Away: 20% absolute & 20% index decline Accounting Treatment: Purchase accounting (Core deposit premium amortized over 8 years straight line) Lock- up: Termination fee of $3,000,000 Transaction Summary

Synergies: $325,000 in cost savings in 2004, greater savings realized in 2005 (approximately 15% of Community Bank's total G&A expenses). One Time Charge and Estimated at $2.5 million after-tax Transaction Expenses: ($3.5 million pre-tax) Board of Directors: The reconstituted Board of Directors will be comprised of eight members from SCMF and five members from Community Bank. Due Diligence: Comprehensive due diligence completed on both sides, including credit file reviews Required Approvals: Shareholder approvals from both SCMF & Community Bank Normal regulatory reviews Expected closing date: By December 31, 2003 Initiation of Cash Dividend SCMF anticipates commencing the payment of an annual by SCMF: cash dividend of $0.11 per share in 2004. Pro forma ownership: 36.1% Community Bank shareholders 63.9% SCMF shareholders Transaction Summary

Deal Value (based on SCMF's average price of $9.49 for the ten-day period ending 7/24/2003): $76.6 million Price / 12 Month Trailing EPS: 18.4x Price / Book: 297.0% Price / Tangible Book: 297.0% Premium Over Tangible Book/ Core Deposits: 31.5% Transaction Summary

Strategic Rationale

Snapshot of Southern Community Financial Corp. Southern Community Financial Corporation ("SCMF") is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. SCMF serves the north central region of the state, an area also known as the Piedmont Triad. This area is part of the largest Metropolitan Statistical Area in N.C. and in the top 50 in the U.S. SCMF commenced operations in 1996 and currently has 8 banking offices.

Snapshot of The Community Bank The Community Bank ("CKPM") was founded in 1987 and is headquartered in Pilot Mountain, N.C. CKPM operates 10 community banking offices in the North Carolina counties of Surry, Rockingham, Stokes, Iredell, and Yadkin.

Logical geographic extension Strengthens market share and competitive position in the Piedmont Triad (see map on next page). The Community Bank has solid fundamentals and a low-risk balance sheet. CKPM has an attractive, low cost deposit mix. Creation of a stronger competitor with a comprehensive platform with which to deliver banking products and expand in-market capabilities. Contiguous market expansion. SCMF's aggressive marketing and business development efforts should increase market share in the Community Bank footprint. Positions SCMF as an attractive alternative to larger banks with less personal service and smaller banks without the range of product offerings. Complementary business models Increased small business, construction and development and home equity lending opportunities for SCMF. Accretive management team additions. A Compelling Combination

Building a Strong Commercial Banking Franchise in North Carolina Southern Community The Community Bank (Overview of branch network)

_______________________________________ Data as of June 30, 2002 Expanding Presence in Desirable Markets

As structured, the transaction is 3.8% accretive to GAAP EPS in the first full year. Conservative cost savings estimates confirmed through due diligence. Annual cost savings assumed are $325,000 in 2004 with greater savings realized in 2005 (approximately 15% of Community Bank's total G&A expenses). No revenue enhancements have been assumed, but numerous opportunities have been identified Financially Attractive (with Straightforward, Conservative Assumptions)

An Attractive and Complementary Loan Portfolio _______________________________________ Note: Data as of 6/30/03

_______________________________________ Note: Data as of 6/30/03 Strong, Low-Cost Deposit Base

_______________________________________ Note: Data as of 6/30/03 Excellent Asset Quality Maintained

Contribution Analysis _______________________________________ Note: Data as of 6/30/03

Enhanced Financial Scale Creates a Leading NC Bank _______________________________________ Estimated at time of closing Based on pro forma shares outstanding and SCMF's closing price of $9.94 as of July 28, 2003.

Summary

Creation of a highly competitive, strong bank in familiar/contiguous markets Strategic fit that enhances the franchise Excellent entry opportunity into the northern Piedmont Triad market Immediately accretive to GAAP EPS Similar cultures and community banking operating models Complementary business lines Effective use of capital Low execution risk Summary